Exhibit 21

Subsidiaries of Registrant

Subsidiary	State of Jurisdiction	Business Name

Enterprise Bank and Trust Company*	Massachusetts	Enterprise Bank

Enterprise Investment Services LLC**	Delaware	Enterprise Investment Services

Enterprise Insurance Services LLC**	Delaware	Enterprise Insurance Services

Enterprise Security Corporation**	Massachusetts	Same

Enterprise (MA) Capital Trust I*	Delaware	Same

*    Direct subsidiary of Enterprise Bancorp, Inc.

**  Direct subsidiary of Enterprise Bank and Trust Company